EXHIBIT 4.1

Description of the Company’s Common Stock Registered

Under Section 12 of the Securities Exchange Act of 1934

The following summary of the Class A Common Stock (par value $0.01 per share) of Hub Group, Inc. (“Hub Group” or the “Company”) is based on and qualified by the Company’s Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws, as amended (the “Amended Bylaws”). For a complete description of the terms and provisions of the Company’s equity securities, including its Common Stock, refer to the Certificate of Incorporation and Amended Bylaws, each of which is filed or incorporated by reference as an exhibit to this Annual Report on Form 10-K.

Hub Group’s Certificate of Incorporation authorizes the issuance of 97,337,700 shares of Class A Common Stock (“Class A Common Stock”), 662,300 shares of Class B Common Stock (“Class B Common Stock”) and 2,000,000 shares of preferred stock (“Preferred Stock”), all with a par value of $0.01 per share.

Voting Rights. The holders of Class A Common Stock have one vote per share and the holders of the Class B Common Stock have 20 votes per share. Except as otherwise required by law, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class with respect to all matters submitted for a vote of stockholders. Shares of Class A Common Stock and Class B Common Stock do not have cumulative voting rights.

Dividend Rights. Each share of Class A Common Stock and Class B Common Stock is entitled to dividends if, as and when dividends are declared by the Company’s Board of Directors (“Board”). Any dividend declared and payable in cash, our capital stock (other than Class A Common Stock or Class B Common Stock) or other property must be paid equally on a share-for-share basis on Class A Common Stock and Class B Common Stock. Dividends and distributions payable in shares of Class A Common Stock may be paid only on shares of Class A Common Stock, and dividends and distributions payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock. If a dividend or distribution payable in Class A Common Stock is made on Class A Common Stock, the number of votes per share to which the holders of Class B Common Stock are entitled will be adjusted in order to keep the voting power of the Class B Common Stock consistent with the voting power of the Class B Common Stock prior to the dividend or distribution of shares of Class A Common Stock. If a dividend or distribution payable in Class B Common Stock is made on Class B Common Stock, a simultaneous and equivalent dividend or distribution in Class A Common Stock must be made on Class A Common Stock.

Conversion Rights. The Class A Common Stock is not convertible. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of and without cost to the holder thereof. In addition, the Class B Common Stock automatically converts on a share-for-share basis into a Class A Common Stock in the event of certain transfers of the Class B Common Stock.

Liquidation Rights. The holders of the Class A Common Stock and the holders of the Class B Common Stock are entitled to participate equally on a share-for-share basis in all distributions to the holders of Common Stock in any liquidation, distribution or winding up of Hub Group, subject to the rights of the holders of any class or series of Preferred Stock. If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the liquidation preference on the Class B Common Stock will be adjusted proportionately.

Preemptive Rights. Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have preemptive rights to purchase shares of any class of our capital stock.

Redemption and Sinking Fund Privileges. Neither the holders of the Class A Common Stock nor the holders of the Class B Common Stock have any redemption or sinking fund privileges.

Other Terms. Upon any subdivision, consolidation, reclassification or other change in the Class A Common Stock, the Class B Common Stock will be adjusted proportionately such that the Class B Common Stock retains the same relative voting power as prior to the subdivision, consolidation, reclassification or other change. The Class B Common Stock may not be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the Class A Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

In any merger, consolidation or business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

Issuance of Preferred Stock. Hub Group’s Preferred Stock is issuable at any time, and from time to time, in such amounts and series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board may determine. The Preferred Stock could be issued for any lawful corporate purpose without further action by the shareholders. The issuance of any Preferred Stock having conversion rights could have the effect of diluting the interests of the other shareholders. Shares of Preferred Stock also could be issued with such rights, privileges and preferences as would deter a tender or exchange offer or to discourage the acquisition of control of the Company.

Provisions in Hub Group’s Certificate of Incorporation. Hub Group’s Certificate of Incorporation contain certain other provisions that could impede or delay a change in control of the Company, including:

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Until such time as sufficient shares of Class B Common Stock are converted to shares of Class A Common Stock or we issue sufficient shares of Class A Common Stock to dilute the voting power of the holders of the Class B Common Stock, the holders of Class B Common Stock will have the power to defeat any attempt to acquire control of Hub Group even though such a change in control may be favored by stockholders holding substantially more than a majority of our outstanding shares of Class A Common Stock. This may have the effect of precluding holders of Class A Common Stock from receiving any premium above market price for their shares which may be offered in connection with any such attempt to acquire control. The holders of Class B Common Stock will also generally have the power to effect certain fundamental corporate changes, such as a sale of substantially all of our assets, a merger involving us, or an amendment to our certificate of incorporation that does not directly affect the rights of holders of Class A Common Stock, without the approval of holders of Class A Common Stock. The holders of the Class B Common Stock have agreed to vote their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.

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A provision that allows directors, in determining whether to take or refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, to take into account the long-term as well as short-term interests of the Company and its stockholders (including the possibility that these interests may be best served by the continued independence of the Company), employees, customers, and other constituencies of the Company, including the effect upon communities in which the Company does business;

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a provision that amendments to certain portions of Hub Group’s Certificate of Incorporation must be approved by a two-thirds of the votes that could be cast by the holders of all shares of the Company’s capital stock entitled to vote; and

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a provision that any special meeting of shareholders may be called only by the Hub Group’s chairman, chief executive officer, president, Board or the holders of a majority of the votes that could be cast by holders of all shares of capital stock of the Company.

Provisions in Hub Group’s Amended Bylaws. Hub Group’s Amended Bylaws contain certain provisions that could impede or delay a change in control of the Company, including:

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a provision that amendments to certain portions of Hub Group’s Amended Bylaws must be approved by a holders of shares having 80% of the votes that could be cast by the holders of all shares of the Company’s capital stock entitled to vote; and

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a provision establishing certain advance notice procedures for matters (including the nomination of directors) to be considered at an annual meeting of Hub Group’s shareholders.